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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:
[ ] PRELIMINARY PROXY STATEMENT
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO SEC. 240.14A-11(C) OR SEC. 240.14A-12
                            ------------------------

                           BURLINGTON RESOURCES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
 [X] No fee required
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                           CALCULATION OF FILING FEE
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
                                                   PER UNIT PRICE OR
                                                    OTHER UNDERLYING
                                                  VALUE OF TRANSACTION
                                                        COMPUTED
  TITLE OF EACH CLASS OF    AGGREGATE NUMBER OF       PURSUANT TO        PROPOSED MAXIMUM
   SECURITIES TO WHICH      SECURITIES TO WHICH         EXCHANGE        AGGREGATE VALUE OF        TOTAL FEE
   TRANSACTION APPLIES:     TRANSACTION APPLIES:     ACT RULE 0-11:        TRANSACTION:             PAID:
--------------------------  --------------------  --------------------  -------------------  -------------------
----------------------------------------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     Amount Previously Paid:

     Form, Schedule or

     Registration Statement No.:
                                               Filing Party:
                                               Date Filed:

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
                          [BURLINGTON RESOURCES LOGO]

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held April 19, 2000


TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Burlington Resources Inc. will be held on Wednesday, April 19, 2000, at 9:00 a.m. in the Ambassador Room, The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

     1.  To elect nine directors, each to hold office for a term of one year.

     2. To consider and act on the proposed Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors.

     3. To transact any other business which may be properly brought before the meeting.

     Only stockholders of record at the close of business on March 3, 2000 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                                 /s/ JEFFERY P. MONTE
                                              ---------------------------
                                                  JEFFERY P. MONTE
                                                 Corporate Secretary


March 10, 2000

                           BURLINGTON RESOURCES INC.
                                5051 WESTHEIMER
                           HOUSTON, TEXAS 77056-2124

                                                                   Mailing Date:
                                                                  March 10, 2000

                                PROXY STATEMENT

     The enclosed proxy is solicited by the management of Burlington Resources Inc. (the "Company") for use at the Annual Meeting of Stockholders on April 19, 2000. Shares of common stock, par value $.01 per share, and the Voting Share, as explained below, of the Company represented by a properly executed proxy will be voted at the meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, or by signing and delivering a proxy which is dated and received later, either electronically or by mail, or, if the stockholder attends the meeting in person, by giving notice of revocation to the Inspector of Election at the meeting.

     The Company has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company's stockholders: common stock, par value $.01 per share; and Special Voting Stock, par value $.01 per share. A single share (the "Voting Share") of Special Voting Stock was issued to CIBC Mellon Trust Company of Canada (the "Trustee") as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by the Company's wholly-owned subsidiary, Burlington Resources Canada Inc., in connection with the Company's November 1999 acquisition of Poco Petroleums Ltd.

     The common stock and the Voting Share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding on the record date is entitled to one vote. The Voting Share is entitled to one vote for each exchangeable share outstanding on the record date. The Trustee is required to vote the Voting Share in the manner that holders of exchangeable shares instruct, and to abstain from voting in proportion to the exchangeable shares for which the Trustee does not receive instructions. Accordingly, references to "stockholders" in this Proxy Statement include holders of common stock, the Trustee, and holders of exchangeable shares. The common stock and the exchangeable shares are referred to collectively as "voting stock". The procedures for holders of exchangeable shares to instruct the Trustee about voting at the Annual Meeting are explained in the "Voting Direction for Holders of Exchangeable Shares of Burlington Resources Canada Inc." that is enclosed with this Proxy Statement only for holders of exchangeable shares.

     The record date for the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 3, 2000. At the record date, 205,489,807 shares of common stock and one Voting Share were outstanding and entitled to be voted at the Annual Meeting. At the record date, 9,739,027 exchangeable shares were outstanding and entitled to give voting instructions to the Trustee. Accordingly, 215,228,834 votes are eligible to be cast at the Annual Meeting.

     A plurality of the votes present and entitled to be voted at the Annual Meeting is required for the election of Directors. An affirmative vote of a majority of the shares present and entitled to be voted at the Annual Meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved, whereas broker nonvotes are not counted for those purposes.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company held six meetings during 1999. The standing committees of the Board of Directors include an Audit Committee and a Compensation and Nominating Committee. The Audit Committee held four meetings during 1999. This Committee recommends the employment of the Company's independent auditors and reviews with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and compliance with the Company's code of business conduct. The Compensation and Nominating Committee met four times during 1999. This Committee reviews and recommends to the Board of Directors the compensation and promotion of senior officers, the size and composition of the Board of Directors and nominees for Directors, and any proposed employee benefit plans. This Committee also grants stock options and other forms of long-term incentive compensation. During 1999, all Directors attended at least 75 percent of the meetings of the Board of Directors and the committees thereof.

     The Compensation and Nominating Committee will consider proposals for nominees for Directors from stockholders which are made in writing to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124.

                         STOCK OWNERSHIP OF MANAGEMENT
                           AND CERTAIN OTHER HOLDERS

     The following table sets forth the number of shares of voting stock beneficially owned as of March 3, 2000 by each Director (including all nominees for Director), the executive officers of the Company named in the Summary Compensation Table below, and by all Directors and executive officers as a group. No individual Director (including nominees for Director) or named executive officer beneficially owns 1% or more of the Company's outstanding voting stock, nor do the Directors and executive officers as a group.

                                                              NUMBER OF SHARES
                                                 ------------------------------------------
                                                 BENEFICIALLY      DEFERRAL
                     NAME                         OWNED (1)        PLANS (2)        TOTAL
-----------------------------------------------  ------------      ---------      ---------
DIRECTORS
J. V. Byrne....................................      12,103           2,062          14,165
S. P. Gilbert..................................      18,053           2,062          20,115
L. I. Grant....................................      11,762           5,380          17,142
J. T. LaMacchia................................       9,000           2,060          11,060
J. F. McDonald.................................      13,653           2,062          15,715
K. W. Orce.....................................      32,877(3)        3,114          35,991
D. M. Roberts..................................      34,000           8,623          42,623
J. F. Schwarz..................................      15,088(4)        3,298          18,386
W. Scott, Jr...................................      12,296           7,093          19,389
B. S. Shackouls................................     434,895         104,465         539,360
H. L. Steward..................................     415,755              --         415,755
W. E. Wall.....................................      11,185           2,062          13,247
NAMED EXECUTIVE OFFICERS
J. E. Hagale...................................     212,294          24,500         236,794
R. L. Limbacher................................     103,573           3,196         106,769
J. A. Williams.................................     116,825              --         116,825
ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (16 PERSONS)......................   1,579,351         179,377       1,758,728

NOTES

     (1) For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has sole or shared voting and investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within

         60 days of March 3, 2000; as a result, the number of shares shown in this column includes for Dr. Byrne, Mr. Gilbert, Ms. Grant, Mr. LaMacchia, Mr. McDonald, Mr. Orce, Mr. Roberts, Mr. Schwarz, Mr. Scott, Mr. Shackouls, Mr. Steward, Mr. Wall, Mr. Hagale, Mr. Limbacher and Mr. Williams 10,553, 10,553, 6,000, 6,000, 10,553, 20,252, 9,000, 12,626,
         10,553, 384,000, 305,342, 8,185, 167,741, 85,275 and 80,001 shares, respectively, and 1,237,036 shares for all Directors and executive officers as a group, which such person (or group) has the right to acquire within 60 days of March 3, 2000. For Messrs. Shackouls, Steward, Hagale, Limbacher and Williams, includes 45,000, 6,000, 13,500, 11,000 and 14,500 shares of common stock, respectively, subject to restrictions.

     (2) These shares represent the economic equivalent of shares of common stock, and were received as a result of grants under the Phantom Stock Plan for Non-Employee Directors and several deferred compensation plans of the Company. These share equivalents are subject to common stock market price fluctuations.

     (3) Includes 3,000 shares of common stock owned by trusts of which Mr. Orce's wife is trustee and their children are beneficiaries. Mr. Orce disclaims beneficial ownership of these shares.

     (4) Includes 1,200 shares of common stock owned by Entech Enterprises, Inc., of which Mr. Schwarz is President and Chief Executive Officer. Mr. Schwarz disclaims beneficial ownership of these shares.

     There are no known beneficial owners of more than 5% of the Company's voting stock. This information is based solely on the Company's review of Schedules 13G filed with the Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board of Directors at nine as of the date of the Annual Meeting. It is proposed to elect nine Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the voting stock may not cumulate their votes in the election of Directors. Dr. John V. Byrne, a Director of the Company since 1988, and Mr. William E. Wall, a Director of the Company since 1992, have reached retirement age and will not stand for re-election. Mr. H. Leighton Steward, a Director of the Company since 1997, also has elected to retire and will not stand for re-election.

     Each of the following nominees is a Director of the Company at the present time:

     S. PARKER GILBERT--Retired. Age--66. Member--Compensation and Nominating Committee. Mr. Gilbert has been retired since January 1991. Mr. Gilbert has been a Director of the Company since 1990. Mr. Gilbert is also a director of Taubman Centers, Inc.

     LAIRD I. GRANT--Age--54. Member--Audit Committee. From January 1995 to December 1998, Ms. Grant was President, Chief Executive Officer, Chief Investment Officer, and Director, Rockefeller & Co., Inc. Ms. Grant has been a Director of the Company since 1996.

     JOHN T. LAMACCHIA--President and Chief Executive Officer, CellNet Data Systems, Inc., San Carlos, California -- Wireless Data Communications. Age--58. Member--Compensation and Nominating Committee. Since May 1999, Mr. LaMacchia's principal occupation has been as shown above. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer, Cincinnati Bell Inc. Mr. LaMacchia has been a Director of the Company since 1996. Mr. LaMacchia is also a director of CellNet Data Systems, Inc., Cincinnati Bell Inc. and the Kroger Company. Cellnet Data Systems Inc. has filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in connection with a proposed acquisition of the company's assets and assumption of certain debt by Schlumberger Limited.

     JAMES F. MCDONALD--President and Chief Executive Officer, Scientific-Atlanta, Inc., Norcross, Georgia--Telecommunications. Age--60. Member--Audit Committee. Since July 1993, Mr. McDonald's principal occupation has been as shown above. Mr. McDonald has been a Director of the Company since 1988. Mr. McDonald is also a director of American Business Products, Inc., Global Crossing Ltd., and Scientific-Atlanta, Inc.

     KENNETH W. ORCE--Senior Partner, Cahill Gordon & Reindel, New York, New York--Law. Age--56. Member--Audit Committee. For more than five years, Mr. Orce's principal occupation has been as shown above. Mr. Orce has been a Director of the Company since 1997. Cahill Gordon & Reindel provides legal services to the Company and its subsidiaries.

     DONALD M. ROBERTS--Retired. Age--64. Member--Audit Committee. Mr. Roberts has been retired since September 1995. From February 1990 until September 1995, Mr. Roberts was Vice Chairman and Treasurer, United States Trust Company of New York and its parent, U.S. Trust Corporation. Mr. Roberts has been a Director of the Company since 1993. Mr. Roberts is also a director of York International Corporation.

     JOHN F. SCHWARZ--Chairman, President and Chief Executive Officer, Entech Enterprises, Inc., Houston, Texas--Energy Investments. Age--63.
Member--Compensation and Nominating Committee. For more than five years, Mr. Schwarz' principal occupation has been as shown above. Mr. Schwarz has been a Director of the Company since 1997.

     WALTER SCOTT, JR.--Chairman, Level 3 Communications, Inc., Omaha,
Nebraska -- Telecommunications and Internet Services. Age--68.
Chairman--Compensation and Nominating Committee. Since April 1998, Mr. Scott's principal occupation has been as shown above. From 1979 through March 1998, Mr. Scott was Chairman and President of Peter Kiewit Sons', Inc. Mr. Scott has been a Director of the Company since

1988. Mr. Scott is also a director of Berkshire Hathaway Inc., Commonwealth Telephone Enterprises, Inc., ConAgra, Inc., Level 3 Communications, Inc., Mid-American Energy Holdings, Inc., RCN Corporation, and Valmont Industries, Inc.

     BOBBY S. SHACKOULS--Chairman of the Board, President and Chief Executive Officer, Burlington Resources Inc., Houston, Texas. Age--49. Since July 1997, Mr. Shackouls' principal occupation has been as shown above. From December 1995 to July 1997, Mr. Shackouls was President and Chief Executive Officer of the Company. Since October 1994, Mr. Shackouls has been President and Chief Executive Officer of Burlington Resources Oil & Gas Company (formerly known as Meridian Oil Inc.), a wholly owned subsidiary of the Company. Mr. Shackouls has been a Director of the Company since 1995. Mr. Shackouls is also a director of the Kroger Company.

DIRECTORS' COMPENSATION

     Directors who are not officers or employees of the Company receive an annual retainer of $55,000. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors. Directors who are not officers or employees of the Company may defer all or part of their compensation.

     The Company's 1992 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option for 1,000 shares of common stock immediately following the Annual Meeting of Stockholders to Directors who are not salaried officers of the Company. In addition, an option for 3,000 shares is granted upon a Director's initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is 100% of the fair market value (as defined in the plan) of the common stock on the date the option is granted. During 1999, an annual option for 1,000 shares of common stock was granted to Dr. Byrne, to Ms. Grant and to Messrs. Gilbert, LaMacchia, McDonald, Orce, Roberts, Schwarz, Scott and Wall pursuant to this plan. The Company's stockholders are being asked to consider and act on a new 2000 Stock Option Plan for Non-Employee Directors to replace the 1992 Plan. The new plan provides for an increase to 5,000 options granted upon a Director's initial election and an annual grant of 2,000 options. If the Directors Stock Option Plan had been in effect during the last fiscal year of the Company, then each of the Directors named above, who is not an employee of the Company, would have been granted an option for 2,000 shares. The price per share with respect to each option would have been the fair market value of the common stock on the date the option was granted.

     The Company's Phantom Stock Plan for Non-Employee Directors provides that immediately following each Annual Meeting of Stockholders, a memorandum account established for each of the Directors who is not a salaried officer of the Company will be credited with 1,000 shares of phantom stock. Dividends paid on common stock are deemed to be reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of service as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company's common stock at that time and paid in cash.

     The Company has established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director, the Company will donate $1 million to one or more educational institutions or private foundations nominated by the Director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Such officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except H. Leighton Steward, who inadvertently failed to include on his timely filed Form 4 of May 4, 1999 the disposition of 1,513 shares of common stock held by the Steward Family Limited Partnership.

                        REPORT ON EXECUTIVE COMPENSATION
                  BY THE COMPENSATION AND NOMINATING COMMITTEE

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation program.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

     The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of the Company's executives with those of the shareholders. Key elements of this philosophy are:

     - Establishing compensation plans which strengthen the Company's ability to attract and retain executives and key employees and to deliver pay commensurate with the Company's performance, as measured by strategic, operating and financial objectives.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than just as employees.

     - Rewarding executives for superior performance when shareholders receive an above-average return on their investment over the long term.

     One of the Committee's objectives is to position executive base salaries to be competitive with other companies in the energy sector. In 1999, executive base salaries were below the median when compared to a group of oil and gas companies. This comparator group includes many of the companies currently in the Dow Jones Secondary Oil Index, which is used in the Comparison of Cumulative Total Shareholder Return, together with certain other independent and integrated oil and gas companies. The performance of the companies in the comparator group is not considered in establishing executive base salaries. For 2000, executive base salaries will be positioned approximately at the median of the comparator group.

     The Incentive Compensation Plan, or annual bonus plan, is the program by which executives can earn additional compensation based on individual and Company performance relative to certain annual objectives. At maximum award levels, total annual cash compensation for the Company's executives is in the top quartile of the comparator group's total annual cash compensation. The plan allows for maximum awards of up to 100 percent of base salary. In determining the size of the annual bonus, no single performance factor or formula is used. The Committee believes that the rigid application of quantitative performance measures would eliminate the consideration of important qualitative factors critical to long-term strategic performance. In evaluating the Company's performance, the Committee considers a combination of strategic, operating and financial objectives, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. These measures, which are not specifically weighted, are considered to be critical to the Company's fundamental goal of building shareholder value.

     The Company's long-term incentive compensation program consists of the 1993 Stock Incentive Plan (the "Stock Incentive Plan") and the 1997 Performance Share Unit Plan (the "PSU Plan"). The Committee's objective is to target the executives' long-term incentive compensation opportunity at approximately the seventy-fifth percentile of long-term incentive compensation provided by the comparator group of oil and gas companies. Long-term incentive value is dependent on the Company's achievement of its strategic, operating and financial goals, the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index, and the price of the Company's common stock.

     Under the Stock Incentive Plan, stock options are granted to executives, managers and key employees. The options vest no earlier than one year after the grant date, have a term of ten years and have an exercise price equal to the fair market value of the common stock on the day of grant. Stock purchase rights are also made available to the same group of employees. They give the employee a one-time opportunity to purchase, with all or a portion of his or her after-tax annual bonus or PSU Plan pay-out, the Company's common stock at a discount of up to 25 percent of fair market value. Stock purchased under the Plan cannot be sold for at least three years or until termination of employment.

     Vesting of units under the PSU Plan occurs over a four year performance period ending in December 2000 and is dependent on the Company's achievement of its strategic, operating and financial objectives and the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index.

     The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

                      COMPANY PERFORMANCE AND COMPENSATION

  Annual Incentive Award

     The Company's strategic, operating and financial results in 1999 were excellent. Natural gas production was 2,004 million cubic feet per day, and oil production was approximately 90 thousand barrels per day and, even excluding the effects of the Poco Petroleums Ltd. acquisition, the Company exceeded the objectives for the year. Through internal development, the Company replaced 146% of production for the year at finding costs that were substantially below objectives.

     Excluding special charges, basic earnings per share, operating income and operating cash flow all exceeded objectives for the year. Notwithstanding the excellent strategic, operating and financial results, the Company's Total Shareholder Return was below the return for the Dow Jones Secondary Oil Index.

     In view of these results, the Committee awarded Mr. Shackouls an annual incentive award of $618,750, which represents 75 percent of the maximum award available under the Incentive Compensation Plan. Similarly, the Committee awarded the other executive officers 75% of the maximum awards available under that plan.

     In general, the Committee reviews the base salaries for the executive group every year and in connection with promotions or significant changes in responsibilities. There were no executive officer salary increases in 1999.

  Long-Term Incentive Plan Vesting

     The Company's performance, for purposes of the PSU Plan, is evaluated over a four year interval, beginning January 1, 1997 and ending December 31, 2000. The Committee determined that the Company's performance was acceptable in view of prevailing conditions when reviewing its strategic, operating and financial objectives during the performance period of January 1, 1999 to December 31, 1999. The Committee also determined that the Company's Total Shareholder Return for the same period was below the return for the Dow Jones Secondary Oil Index. Based upon such determinations, the Committee approved the vesting of 50 percent of the units eligible for vesting for 1999, or 9,375 units for Mr. Shackouls and 16,213 units for the other executive officers. The Committee also approved the vesting of 50 percent of the performance shares granted under a predecessor LL&E incentive plan for the 1997-1999 performance period, or 3,050 shares for Mr. Steward and 1,373 shares for Mr. Williams.

  Long-Term Incentive Plan Awards

     As an incentive for future performance and consistent with the objective of targeting long-term incentive compensation at the seventy-fifth percentile when compared to the comparator group of oil and gas companies, the Committee in January 2000 granted Mr. Shackouls 50,000 stock options and 25,000 shares of restricted stock. The Committee also granted the other executive officers an aggregate of 48,000 stock options and an aggregate of 20,000 shares of restricted stock. These awards provide incentive for the Company's executive officers to continue to build shareholder value over the long term. In making these grants, the

Committee considered the current outstanding long-term incentive awards. The grant of restricted stock vests in three years. These stock option and restricted stock awards were granted in January 2000.

                                STOCK OWNERSHIP

     The Committee established stock ownership guidelines in 1993 to more closely align executive management's personal financial interests with the interests of all shareholders. The guidelines require executives, depending upon their position, to hold the equivalent of one to four times their base pay in the Company's stock. These targets were to be achieved by the end of 1998 or, for new incumbents, within five years of their appointment to the position. As of March 3, 2000, the record date for the Annual Meeting, each of the Company's executive officers had attained the stock ownership targets currently required by the guidelines.

                                    COMPENSATION AND NOMINATING COMMITTEE

                                    Walter Scott, Jr., Chairman
                                    S. Parker Gilbert
                                    John T. LaMacchia
                                    John F. Schwarz
                                    William E. Wall

             Comparison of 5-Year Cumulative Total Shareholder Return(1)

                              [PERFORMANCE GRAPH]

                                   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                   --------   --------   --------   --------   --------   --------
Burlington Resources(2)..........    $100       $114       $148       $133       $108       $101
S & P 500........................     100        137        169        225        289        350
Secondary Oil....................     100        116        143        152        111        125

                             YEAR ENDED DECEMBER 31

               Comparison of Cumulative Total Shareholder Return
                 Since the Company's Initial Public Offering(1)

                              [PERFORMANCE GRAPH]

                       7/8/88    12/31/88   12/31/89   12/31/90   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
                       -------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Burlington
  Resources(2)          $100       $129       $194       $155       $146       $197       $211       $177       $201       $262
S & P 500............    100        105        138        133        174        187        206        209        287        353
Secondary. Oil           100        101        137        114        112        113        125        121        140        173

                       12/31/97   12/31/98   12/31/99
                       --------   --------   --------
Burlington
  Resources(2)           $236       $191       $179
S & P 500............     470        604        731
Secondary. Oil            184        134        152

                             YEAR ENDED DECEMBER 31
------------------

NOTES

(1) Assumes that the value of the investment in the Company's common stock and in each index was $100 on December 31, 1994 and July 8, 1988, and that all dividends were reinvested.

(2) The Company's common stock return assumes that the .24 share of El Paso Natural Gas Company ("EPNG") common stock distributed to the Company's stockholders on June 30, 1992 was sold and the proceeds were reinvested in the Company's common stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended December 31, 1999, 1998 and 1997 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries during 1999 whose salary and bonus exceeded $100,000 ("named executive officers"). Annual compensation includes amounts deferred at the officer's election.

                                                                                      LONG-TERM COMPENSATION
                                                                            -------------------------------------------
                                                                                       AWARDS
                                             ANNUAL COMPENSATION            ----------------------------
                                    -------------------------------------                     SECURITIES     PAYOUTS
                                                             OTHER ANNUAL   RESTRICTED        UNDERLYING   ------------
NAME AND PRINCIPAL POSITION  YEAR    SALARY       BONUS(1)   COMPENSATION   STOCK AWARDS(2)    OPTIONS     LTIP PAYOUTS
---------------------------  ----   --------      --------   ------------   ---------------   ----------   ------------
Bobby S. Shackouls           1999   $825,000      $618,750     $109,309(4)     $352,500          40,000            --
  Chairman of the Board,     1998   $825,000      $412,500     $119,440              --              --            --
  President and Chief        1997   $697,748      $697,748     $142,312        $438,130          50,000            --
  Executive Officer

H. Leighton Steward(5)       1999   $450,000      $337,500     $187,187(4)     --262,878             --      $104,558
  Vice Chairman of the       1998   $450,000      $535,000     $165,352        --                25,000     $ 140,757
  Board                      1997   $ 86,538      $600,000     $  9,888        $                 40,000            --

John E. Hagale               1999   $400,020      $300,015     $  4,414        $176,250          20,000            --
  Executive Vice President   1998   $370,020      $185,010     $  5,944              --              --            --
  and Chief Financial        1997   $310,020      $310,020     $  2,958        $153,346          10,000            --
  Officer

John A. Williams(5)          1999   $350,040      $262,530     $ 25,491        $176,250          20,000      $ 47,068
  President and              1998   $325,020      $262,510     $  2,654              --          25,000      $ 56,317
  Chief Executive Officer,   1997   $ 51,000      $260,000     $  2,661        $197,156          60,000            --
  BR International

Randy L. Limbacher           1999   $300,000      $225,000     $  2,065        $176,250          20,000            --
  President and              1998   $250,020      $125,010     $  1,284              --          36,600            --
  Chief Executive Officer,
  BR North America


                              ALL OTHER
NAME AND PRINCIPAL POSITION  COMPENSATION(3)
---------------------------  ---------------
Bobby S. Shackouls              $ 79,595
  Chairman of the Board,        $ 93,108
  President and Chief           $ 87,284
  Executive Officer

H. Leighton Steward(5)          $551,046
  Vice Chairman of the          $413,685
  Board                         $367,964

John E. Hagale                  $ 54,285
  Executive Vice President      $ 56,346
  and Chief Financial           $ 46,162
  Officer

John A. Williams(5)             $160,420
  President and                 $128,092
  Chief Executive Officer,      $106,607
  BR International

Randy L. Limbacher              $ 34,239
  President and                 $ 31,022
  Chief Executive Officer,
  BR North America

---------------

NOTES

(1) Unless otherwise noted, bonus payments are reported for the year in which the related services were performed.

(2) The value of restricted stock reported in this column is based on the closing price of the common stock on the New York Stock Exchange on the date of grant. On December 31, 1999, Messrs. Shackouls, Steward, Hagale, Williams and Limbacher held 20,000, 6,000, 8,500, 9,500 and 6,000 shares, respectively, of restricted common stock, having a market value, based on the closing price of the common stock on such date, of $661,250, $198,375, $281,031, $314,094, and $198,375, respectively. Dividends are paid on restricted common stock at the same rate as paid to all stockholders.

(3) Includes matching contributions made by the Company during 1999 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Steward, Hagale, Williams and Limbacher of $74,250, $54,000, $46,802, $41,004 and $34,001, respectively. Includes matching contributions made by the Company during 1998 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Steward, Hagale, Williams and Limbacher of $91,365, $39,397, $54,403, $29,757 and $29,624,
    respectively. Includes matching contributions made by the Company during 1997 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls and Hagale of $77,757 and $46,162, respectively. Includes for Messrs. Steward and Williams contributions and allocations made by the Company for 1997 in the LL&E Savings Plan and Compensatory Benefits and Supplemental Excess Plan in the amounts of $61,054 and $25,866, respectively. Includes for Messrs. Steward and Williams interest accrued during 1998 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amounts of $374,288 and $98,335, respectively. Includes for Messrs. Steward and Williams interest accrued during 1997 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amounts of $306,910 and $80,741, respectively. During 1997, Mr. Shackouls received additional compensation of $9,527 in connection with the relocation of his home.

(4) For Mr. Shackouls, includes $41,177, $46,587 and $59,710 attributed for personal use of Company airplanes in 1999, 1998 and 1997, respectively, and for tax gross-up payments, primarily in connection with his use of Company airplanes. For Mr. Steward, includes a $50,000 housing allowance in 1999 and 1998 pursuant to his Employment Agreement, and $41,311 in 1999 for tax gross-up payments, primarily in connection with relocation assistance and his use of Company airplanes.

(5) Messrs. Steward and Williams commenced employment with the Company in October 1997. Their bonuses include amounts payable pursuant to the LL&E annual incentive program. Their 1998 bonuses include a 1997 special incentive bonus paid in March 1998 to Messrs. Steward and Williams in the amounts of $310,000 and $100,000, respectively.

                            OPTIONS GRANTED IN 1999

     The following information is furnished for the year ended December 31, 1999 with respect to the named executive officers for stock options which were granted in January 1999 under the Stock Incentive Plan.

                                     NUMBER OF
                                     SECURITIES     % OF TOTAL
                                     UNDERLYING      OPTIONS
                                      OPTIONS        GRANTED      EXERCISE                  GRANT DATE
                                     GRANTED IN    TO EMPLOYEES     PRICE     EXPIRATION     PRESENT
               NAME                   1999(1)        IN 1999      PER SHARE    DATE(1)       VALUE(2)
               ----                  ----------    ------------   ---------   ----------    ----------
B. S. Shackouls....................    40,000          11.1%      $35.3750      1/13/09      $466,000
H. L. Steward......................        --            --             --           --            --
J. E. Hagale.......................    20,000           5.5%      $35.3750      1/13/09      $233,000
J. A. Williams.....................    20,000           5.5%      $35.3750      1/13/09      $233,000
R. L. Limbacher....................    20,000           5.5%      $35.3750      1/13/09      $233,000

---------------

NOTES

(1) Under the terms of the Stock Incentive Plan, options are granted at fair market value and generally may not be exercised until the employee has completed one year of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate one year following an optionee's death or three years after termination of employment, disability, retirement, termination in certain events following a "Change in Control" of the Company, as defined in the Stock Incentive Plan (a "Change in Control"), or other termination, except that the Compensation and Nominating Committee may terminate options earlier following such other termination of employment of the named executive officers.

(2) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of 1/13/99, with an option price of $35.3750, it assumed a stock price volatility of 27.54%, a risk-free rate of return of 4.72% and a dividend of $0.55 per year. The value has been reduced by approximately 13% to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

            AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END VALUES

     The following information is furnished for the year ended December 31, 1999 with respect to the named executive officers for stock option exercises which occurred during 1999.

                                                             NUMBER OF
                                                       SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                         NUMBER OF                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                        SECURITIES                     AT DECEMBER 31, 1999         AT DECEMBER 31, 1999(2)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME            EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   -----------   -------------
B. S. Shackouls.......        --             --       344,000        115,000              --            --
H. L. Steward.........        --             --       305,342             --      $1,658,957            --
J. E. Hagale..........    10,570       $ 35,008       154,135         43,750      $   74,243            --
J. A. Williams........    37,973       $476,301        60,001         44,999              --            --
R. L. Limbacher.......        --             --        65,275         41,825              --            --

---------------

NOTES

(1) This amount is the aggregate of the market value of the common stock at the time each stock option was exercised minus the exercise price for that option.

(2) This amount is the aggregate of the number of in-the-money options multiplied by the difference between the exercise price for that option and $33.0625, the closing price of the common stock on the New York Stock Exchange on December 31, 1999.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1999

     No awards under the Performance Share Unit Plan were granted during 1999.

                                  PENSION PLAN

     Benefit accruals under the qualified pension plan of the Company and its subsidiaries (the "Pension Plan") and the nonqualified Supplemental Benefits Plan (the "Supplemental Benefits Plan") are based on the gross amount of earnings, including incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Estimated annual benefit levels under the Plans, based on earnings and years of credited service at age 65, are as follows:

                               PENSION PLAN TABLE

       AVERAGE                        YEARS OF SERVICE AT AGE 65
       PENSION         ---------------------------------------------------------
     EARNINGS(1)          15          20          25          30          35
---------------------  --------    --------    --------    --------   ----------
$  400,000...........  $ 94,185    $125,580    $156,975    $188,370   $  219,765
$  600,000...........  $142,185    $189,580    $236,975    $284,370   $  331,765
$  800,000...........  $190,185    $253,580    $316,975    $380,370   $  443,765
$1,000,000...........  $238,185    $317,580    $396,975    $476,370   $  555,765
$1,200,000...........  $286,185    $381,580    $476,975    $572,370   $  667,765
$1,400,000...........  $334,185    $445,580    $556,975    $668,370   $  779,765
$1,600,000...........  $382,185    $509,580    $636,975    $764,370   $  891,765
$1,800,000...........  $430,185    $573,580    $716,975    $860,370   $1,003,765
$2,000,000...........  $478,185    $637,580    $796,975    $956,370   $1,115,765

---------------

NOTE

(1) Average pension earnings for a given year include salary and bonus payments. Under the Pension Plan, the maximum benefit payable in 2000 is $135,000 and the maximum amount of compensation that may be considered is $170,000. Pension Plan benefits are not reduced by Social Security benefits.

     The Pension Plan formula (as amended as of January 1, 1999) for normal retirement benefits at age 65 is 1.1% of the highest three-year average earnings, plus .5% of the highest three-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service. An early retirement supplement equal to 1% of the highest three-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service, is payable until age 65. Both the basic benefit and the early retirement supplement are reduced by 2% for each year the employee's actual retirement date precedes the date the employee would have attained age 65. Years of credited service under the Pension Plan at age 65 for Messrs. Shackouls, Hagale, Limbacher and Williams would be 22, 35, 37 and 23, respectively. Mr. Steward is entitled to comparable benefits under the LL&E Pension Plan and the nonqualified Compensatory Benefits and Supplemental Excess Plan. Years of credited service at age 65 for Mr. Steward would be 16. Mr. Steward is entitled to supplemental pension payments as if he had been in the employ of the Company since the date he joined a former employer (1962). These benefits will be reduced by the amount of any similar benefits paid to Mr. Steward by his former employer.

                   EMPLOYMENT AGREEMENTS AND SEVERANCE PLANS

     The Company has an agreement with Mr. Shackouls which provides for his employment as Chairman of the Board, President and Chief Executive Officer of the Company at a minimum annual salary of $825,000, effective for three years from the date the Company notifies him that it does not wish to extend the term. The Agreement shall terminate automatically on the date of the Company's Annual Meeting of Stockholders following Mr. Shackouls' 60th birthday. The Company also had an employment agreement with Mr. Steward which provided for his employment as Vice Chairman of the Board of the Company through December 1, 1999 at a minimum annual salary of $450,000. These agreements provide that upon termination of employment within two years after a Change in Control of the Company, Messrs. Shackouls and Steward will be entitled to the greater of the benefits under the employment agreement or the Key Executive Severance Protection Plan (the "Severance Protection Plan"). Pursuant to this agreement, Mr. Shackouls is entitled to additional years of credited service under the Supplemental Benefits Plan if he remains employed by the Company until age 55 or is terminated by the Company prior to age 55.

     The Severance Protection Plan provides severance benefits following a Change in Control for officers of the Company and its subsidiaries in an amount equal to three times annual salary, including maximum bonus amounts. The Severance Protection Plan also provides for the continuation of life and health insurance for a period of up to 18 months subsequent to a participant's termination of employment following a Change in Control as well as a supplemental pension payable under the Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the Severance Protection Plan for any termination of employment within two years of the date of a Change in Control, except where termination is by reason of death, disability, for cause, or instituted by the employee for other than good reason. The Severance Protection Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under this plan.

     In addition, Mr. Steward, who joined the Company from LL&E, will continue to be eligible to receive severance benefits under his termination agreement with LL&E. In general, the LL&E termination agreement provides benefits comparable to those available under the Company's Severance Protection Plan. Benefits are payable under the LL&E termination agreement for any termination of employment within five years of the date of a Change in Control, except where termination is for cause. Any benefits paid under the LL&E termination agreement will correspondingly reduce the benefits, if any, payable under the Company's Severance Protection Plan.

     The Company also has an agreement with Mr. Williams under which he waived his rights under the termination agreement he previously executed while at LL&E. The agreement provides that if Mr. Williams' employment is terminated under certain defined circumstances prior to September 30, 2002, he will be paid $3 million, reduced by $83,333 a month for every month he is employed after September 1999. Any benefits paid under this agreement are not payable in addition to any other severance or termination benefits, but will be reduced by the payments under any other termination or severance plan.

     The Company has also agreed to provide certain employees formerly employed in the Company's Seattle, Washington office, including John E. Hagale and one other executive officer, with additional pension related benefits based on projected compensation if their employment terminates prior to eligibility for early retirement.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on payments to certain employees following a Change in Control if the payments meet certain requirements and exceed certain limits set forth in the Code. If payments under the Severance Protection Plan (the "Severance Payments") are subject to this excise tax, the Company will pay an additional amount to the participant (the "Gross-Up Payment") such that the participant retains, after payment of the excise tax on the Severance Payments and the Gross-Up Payment and any income tax and Medicare tax on the Gross-Up Payment, an amount equal to the Severance Payments.

                       PROPOSED BURLINGTON RESOURCES INC.
               2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors recommends the adoption of the Burlington Resources Inc. 2000 Stock Option Plan For Non-Employee Directors (the "Directors Stock Option Plan") under which a total of 250,000 shares of common stock would be made available for the granting of non-qualified stock options. This plan will replace the 1992 Stock Option Plan for Non-Employee Directors. The Board of Directors believes that the Directors Stock Option Plan, which is available only to directors who are not employees of the Company, will promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee directors and to provide an incentive for such directors to increase their proprietary interests in the Company's long-term success. Accordingly, the Board of Directors has approved and adopted the Directors Stock Option Plan, subject to approval by the stockholders of the Company at this Annual Meeting. No awards of stock or grants of options have been made, or will be made, under the Plan prior to approval by the stockholders of the Company. An affirmative vote of a majority of the shares present and entitled to be voted at the Annual Meeting will constitute stockholder approval of the Stock Option Plan. A vote in favor of this Proposal will constitute a vote in favor of the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

     The following is a summary of the Directors Stock Option Plan and is qualified in its entirety by the full text thereof which is attached to this Proxy Statement as Exhibit A.

ADMINISTRATION

     The Directors Stock Option Plan shall be administered by a committee appointed by the Board of Directors (the "Plan Administrator").

     The Plan Administrator shall have full authority to construe the provisions of the Directors Stock Option Plan, to establish, amend and rescind rules and regulations relating to the Directors Stock Option Plan, to administer the Directors Stock Option Plan and to take all such steps and make all such determinations in connection with the Directors Stock Option Plan and the options granted thereunder as it may deem necessary or advisable, which determination shall be final and binding upon all participants. No member of the Plan Administrator may participate in any vote by the Plan Administrator on any matter materially affecting the rights of such member under the Directors Stock Option Plan.

ELIGIBILITY

     To be eligible to participate in the Directors Stock Option Plan, an individual must be a member of the Board of Directors as of the date on which the options are granted under the Directors Stock Option Plan. Directors of the Company who are employees shall not be eligible to participate in the Directors Stock Option Plan. Each member of the Board of Directors to whom an option is granted is hereinafter referred to as an "optionee."

SHARES AVAILABLE FOR THE PLAN

     Subject to adjustment in certain events, the maximum number of shares for which options may at any time be granted under the Directors Stock Option Plan is 250,000 shares of common stock. Upon the expiration or termination in whole or in part of unexercised options, shares of common stock which were subject thereto will again be available for options under the Directors Stock Option Plan.

     In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in the corporate structure or shares of the Company or similar event the Board of Directors may make appropriate adjustments in the number and kind of shares authorized for the Directors Stock Option Plan and, with respect to outstanding options, may make appropriate adjustments in the number and kind of shares and the option price.

GRANT OF OPTIONS

     Options will be granted to members of the Board of Directors who are not employees of the Company on the basis of 5,000 shares upon a Director's initial election or appointment to the Company's Board of Directors and 2,000 shares per year thereafter for each such eligible Director immediately following the Annual Meeting of Stockholders. Options granted under the Directors Stock Option Plan will be non-qualified options.

TERMS AND CONDITIONS OF OPTIONS

     The price per share with respect to each option will be 100% of the fair market value (as defined in the Directors Stock Option Plan) of the common stock on the date the option is granted. Options will not be exercisable later than the 10th anniversary of the date of its grant. Options granted under the Directors Stock Option Plan vest, and may be exercised, immediately upon the grant of such options. The purchase price of shares purchased under options will be paid in full to the Company upon the exercise of the option either (i) in cash or by check or (ii) by delivery at fair market value of common stock already owned for six months by the optionee or (iii) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds to pay the exercise price. The fair market value of such common stock as delivered will be valued as of the day of delivery. An optionee will have none of the rights of a stockholder until the shares of common stock are issued to him. During an optionee's lifetime, the option may be exercisable only by him and options will not be transferable, other than by will or the laws of descent and distribution except by the designation of a beneficiary to receive and exercise the options in the event of the optionee's death. Upon the termination of an optionee's membership on the Board of Directors for any reason, the option will expire, unless exercised, 36 months after the optionee ceases to be a Director of the Company (but in no event later than the 10th anniversary date of grant). Upon the death of an optionee, the option will be exercisable by his legal representatives, his estate or the beneficiary(s) to whom the deceased's option rights shall have passed by (a) will or the laws of descent and distribution or
(b) specific designation under the Directors Stock Option Plan.

TERM OF THE DIRECTORS STOCK OPTION PLAN

     The Directors Stock Option Plan will be void unless it is approved by the stockholders of the Company at this Annual Meeting. Subject to the foregoing condition, options shall be granted pursuant to the Directors Stock Option Plan on and after this Annual Meeting. The Directors Stock Option Plan will continue in effect until it is terminated by action of the Board of Directors or the Company's stockholders. Options theretofore granted may extend beyond that date and the terms and conditions of the Directors Stock Option Plan will continue to apply thereto and to shares of common stock acquired upon exercise thereof.

AMENDMENT TO THE DIRECTORS STOCK OPTION PLAN

     The Board of Directors may from time to time make such amendments to the Directors Stock Option Plan as it may deem proper and in the best interest of the Company without further approval of the stockholders of the Company, provided that no such amendment may impair the rights of an optionee under any outstanding option without the optionee's consent.

FEDERAL INCOME TAX CONSEQUENCES OF DIRECTORS STOCK OPTION PLAN

     The following discussion summarizes the material federal income tax consequences of the Directors Stock Option Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular optionee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign consequences.

     An optionee will not recognize any income upon the grant of an option. Upon exercise of any part of an option, the optionee will recognize ordinary income in an amount equal to the difference between the then fair market value of the shares acquired and the option exercise price.

     In general, upon a subsequent disposition of the shares, the optionee's basis for determining taxable gain or loss would be the amount paid for such shares plus the amount that was includable in the optionee's income at the time of exercise. Any gain or loss recognized on such disposition would generally be treated as long-term or short-term capital gain or loss depending on the length of time the optionee held these shares and the holding period in effect at that time.

     The Company will generally be entitled to a deduction for federal income tax purposes upon exercise of an option in an amount equal to the ordinary income recognized by the optionee.

                                    AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers L.L.P. as independent public accountants for the year ending December 31, 2000.

     Representatives of PricewaterhouseCoopers L.L.P. will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. In addition, D. F. King & Co. has been retained to aid in the solicitation at an estimated fee of $10,000. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

                            ELECTRONIC PROXY VOTING

     Registered shareholders can vote their shares via (1) a toll-free telephone call from the U.S. and Canada; or (2) the Internet; or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

                                 OTHER MATTERS

     Management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                                 ANNUAL REPORT

     A copy of the Company's 1999 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, telephone (713) 624-9500.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2001 ANNUAL MEETING


     Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2001 Annual Meeting of Stockholders must be mailed to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, and must be received by the Corporate Secretary on or before November 9, 2000.

     Stockholder proposals submitted outside of the procedures set forth above, including nominations for Directors, must be mailed to Mr. Jeffery P. Monte, Corporate Secretary, at the address above and must be received by the Corporate Secretary on or before January 8, 2001. If a proposal is received after that date, the Company's proxy for the 2001 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2001 Annual Meeting.

                                      By Order of the Board of Directors


                                      /s/ JEFFERY P. MONTE
                                      ------------------------
                                      JEFFERY P. MONTE
                                      Corporate Secretary

                                                                       EXHIBIT A

                           BURLINGTON RESOURCES INC.

               2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                               ARTICLE I PURPOSES

     The purposes of the Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable non-employee directors of Burlington Resources Inc. (the "Company") and to provide an incentive for such directors to increase their proprietary interests in the Company's long-term success and progress.

                     ARTICLE II SHARES SUBJECT TO THE PLAN

     Subject to adjustment in accordance with Article VI hereof, the total number of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), for which options may be granted under the Plan is 250,000 (the "Shares"). The Shares shall be shares presently authorized but unissued or subsequently acquired by the Company and shall include shares representing the unexercised portion of any option granted under the Plan which expires or terminates without being exercised in full.

                     ARTICLE III ADMINISTRATION OF THE PLAN

     The administrator of the Plan (the "Plan Administrator") shall be a committee appointed by the Board of Directors of the Company (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt, amend and rescind such rules and regulations for the administration of the Plan as it may deem desirable. All determinations made by the Plan Administrator in connection with the Plan and any options granted thereunder shall be final and binding upon all optionees and their successors in interest. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under the Plan.

                      ARTICLE IV PARTICIPATION IN THE PLAN

     Each member of the Board elected or appointed who is not otherwise an employee of the Company or any subsidiary (an "Eligible Director") shall receive the following option grants under the Plan:

1. INITIAL GRANTS

     An initial grant (an "Initial Grant") of an option to purchase 5,000 shares shall automatically be granted to each person who first becomes an Eligible Director following the date of stockholder approval of the Plan upon the earlier of the Eligible Director's initial election or appointment as a director of the Company.

     Each Initial Grant shall be fully vested and immediately exercisable upon grant.

2. ADDITIONAL GRANTS

     Commencing with the annual meeting of stockholders of the Company as specified in the Company's By-Laws (the "Annual Meeting") in 2000, each person who is an Eligible Director on the date of each Annual Meeting (other than a person receiving an Initial Grant at that time) shall automatically receive an additional grant (an "Additional Grant") of an option to purchase 2,000 shares immediately following that Annual Meeting.

     Additional Grants shall be fully vested and immediately exercisable upon grant.

                             ARTICLE V OPTION TERMS

     Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

1. GRANT LETTER

     Each option granted under the Plan shall be evidenced by an option agreement or grant letter (the "Grant Letter") duly executed on behalf of the Company. Each Grant Letter shall comply with and be subject to the terms and conditions of the Plan. Any Grant Letter may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

2. OPTION EXERCISE PRICE

     The option exercise price for an option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, "fair market value" shall be the mean between the highest and lowest quoted selling prices at which the Common Stock was sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal on such date or, if no Common Stock was traded on such date, on the next preceding date on which Common Stock was so traded.

3. TIME AND MANNER OF EXERCISE OF OPTION

     Each option may be exercised in whole or in part at any time and from time to time, subject to stockholder approval of the Plan; provided, however, that no fewer than 100 shares (or the remaining Shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of option rights hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

     Any option may be exercised by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (i) in cash or by check, (ii) in shares of Common Stock already owned for at least six (6) months by the person exercising the option, valued at fair market value at the time of such exercise, or (iii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

4. TERM OF OPTIONS

     Each option shall expire on the earlier of (i) ten (10) years from the date of the granting thereof, or (ii) thirty-six (36) months after the date the optionee ceases to be a director of the Company for any reason.

5. TRANSFERABILITY

     During an optionee's lifetime, an option may be exercised only by the optionee. In the event of the death of an optionee prior to the expiration of an option as described in Section 4, such option shall be exercisable after the date of the optionee's death for the balance of the period up to its expiration as described in Section 4, by the legal representatives or the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Company or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution. Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, except that the Plan Administrator may permit a recipient of an option to designate in writing during the optionee's lifetime a beneficiary to receive and exercise options in the event of the optionee's death. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

6. PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS STOCKHOLDER

     Neither the recipient of an option under the Plan nor the optionee's successor(s) in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

7. LIMITATION AS TO DIRECTORSHIP

     Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

8. REGULATORY APPROVAL AND COMPLIANCE

     The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

                         ARTICLE VI CAPITAL ADJUSTMENTS

     In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or shares of the Company or similar event, the Board may make such adjustments as it deems appropriate in the aggregate number and kind of shares for which options may be granted under the Plan, the number and kind of shares covered by each outstanding option and the exercise price per share thereof.

     In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

                        ARTICLE VII EXPENSES OF THE PLAN

     All costs and expenses of the adoption and administration of the Plan shall be borne by the Company; none of such expenses shall be charged to any optionee.

              ARTICLE VIII EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall be dated as of April 19, 2000 and shall be effective upon approval of holders of a majority of the Company's outstanding shares of voting capital stock at the 2000 Annual Meeting. The Plan shall continue in effect until it is terminated by action of the Board or the Company's stockholders, but such termination shall not affect the then outstanding terms of any options.

                ARTICLE IX TERMINATION AND AMENDMENT OF THE PLAN

     The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that no such amendment, termination or suspension may impair the rights of an optionee under any option theretofore granted without the optionee's consent.

                                                     [BURLINGTON RESOURCES LOGO]
--------------------------------------------------------------------------------


YOUR VOTE IS IMPORTANT                            NOTICE OF
YOUR MANAGEMENT WILL APPRECIATE THE PROMPT        ANNUAL MEETING
RETURN OF YOUR SIGNED PROXY SO THE SHARES YOU     OF STOCKHOLDERS
OWN WILL BE REPRESENTED AT THE ANNUAL MEETING OF  AND
STOCKHOLDERS.                                     PROXY STATEMENT

--------------------------------------------------------------------------------

                                             TO BE HELD IN THE AMBASSADOR ROOM,
                                             THE ST. REGIS HOTEL,
                                             1919 BRIAR OAKS LANE
                                             HOUSTON, TEXAS
                                             APRIL 19, 2000
                                             9:00 A.M.

BURLINGTON RESOURCES
------------------------------------

March 10, 2000

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, April 19, 2000, in the Ambassador Room of The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas. Detailed information about the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. The Company has Internet and telephone voting options for your convenience. We ask that you vote as soon as possible, by using either the Internet or telephone options or by signing and returning your proxy by mail in the envelope provided.

Sincerely,

Bobby S. Shackouls
Chairman of the Board,
President and Chief Executive Officer
                            PLEASE DETACH PROXY CARD

PROXY                 SOLICITED BY THE BOARD OF DIRECTORS

            BURLINGTON RESOURCES INC. ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 19, 2000

    The undersigned hereby appoints Bobby S. Shackouls and L. David Hanower, and each or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held in the Ambassador Room, The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas on April 19, 2000 and at any adjournment or postponement of such meeting for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. If no direction is given, this proxy will be voted FOR proposal 1 and proposal 2.

        (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)   SEE REVERSE SIDE
        The Board of Directors recommends a
   vote FOR proposal 1.

1.  Election of Directors
   Nominees: S. P. Gilbert, L. I. Grant, J. T. LaMacchia, J. F. McDonald,
             K. W. Orce, D. M. Roberts, J. F. Schwarz, W. Scott, Jr., B. S. Shackouls

                                [ ]  FOR            [ ]  WITHHELD         [ ]

                                                 FOR all nominees except as
                                                                           noted
                                                                           above
        The Board of Directors recommends a
   vote FOR proposal 2.

2.  Adoption of 2000 Stock Option Plan for Non-Employee Directors.

                                [ ]  FOR            [ ]  AGAINST         [
]  ABSTAIN

                              Mark here for address change and note at left  [ ]
                                                 Mark here for comments      [ ]

Please sign exactly as your name                                                    Date
appears. If acting as attorney,                         Signature
executor, trustee or in other
representative capacity, sign name and
title.
                                                                                    Date
                                                        Signature

VOTE BY TELEPHONE

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE or 1-877-779-8683

     Follow these four easy steps:

          1. Read the accompanying Proxy Statement and Proxy Card.

          2. Call the toll-free number -- 1-877-PRX-VOTE (1-877-779-8683).

          3. Enter your 14-digit Control Number located on your Proxy Card above your name.

          4. Follow the recorded instructions.

            YOUR VOTE IS IMPORTANT! -- CALL 1-877-PRX-VOTE ANYTIME.

VOTE BY INTERNET

It's fast, convenient, and your vote is immediately confirmed and posted.

     Follow these four easy steps:

          1. Read the accompanying Proxy Statement and Proxy Card.

          2. Go to the website -- http://www.eproxyvote.com/br

          3. Enter your 14-digit Control Number located on your Proxy Card above your name.

          4. Follow the instructions provided.

                            YOUR VOTE IS IMPORTANT!
                  GO TO HTTP://WWW.EPROXYVOTE.COM/BR ANYTIME.

                DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING
                            BY TELEPHONE OR INTERNET